SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549
                               ----------------------------

                                         FORM 8-K

                                    CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): July 18, 2003 (July 18, 2003)

                                    Arch Coal, Inc.
                 (Exact name of registrant as specified in its charter)

  Delaware                                1-13105                    43-0921172
(State or other jurisdiction   (Commission File Number)        (I.R.S. Employer
    of incorporation)                                        Identification No.)


                One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
                    (Address of principal executive offices)     (Zip code)


          Registrant's telephone number, including area code: (314) 994-2700










                                  Page 1 of 4 pages.
                            Exhibit Index begins on page 4.

Item 5. Other Events and Item 7. Financial Statements and ProForma Financial Information

     On July 18, 2003, Arch Coal, Inc. (the "Company"), announced via press release its earnings and operating results for the second quarter of 2003. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.

     The Company is also providing the following reconciliation of Adjusted EBITDA for its Arch Western Resources, LLC subsidiary:

                                                                           Three Months Ended            Six Months Ended
                                                                                June 30                       June 30
                                                                     --------------------------     -----------------------------
                                                                         2003            2002          2003             2002
                                                                     ----------      ----------     ------------    -------------
     Net income (loss)                                               $  7,127        $  2,489       $     254       $   3,317
     Cumulative effect of accounting change                                 -               -          18,278               -
     Interest expense, net                                              6,476           8,549          13,056          15,038
     Depreciation, depletion and amortization - Arch Western Resources 16,115          18,912          30,980          35,558
     DD&A - Equity interest in Canyon Fuel Company, LLC                 5,826           6,488          11,319          14,204
     Expenses from early debt extinguishment                            4,896               -           4,896               -
                                                                     ----------      ----------     ------------   -------------

     Adjusted EBITDA                                                 $ 40,440        $ 36,438       $  78,783       $  68,117
                                                                     ==========      ==========     ============    =============

   Note: Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; and expenses resulting from early extinguishment of debt.

          Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.


Item 7.  Financial Statements and Exhibits.

     (c) The following Exhibit is filed with this Current Report on Form 8-K:

              Exhibit No.           Description
                99                  Press Release dated as of July 18, 2003





















                               Page 2 of 4 pages.
                         Exhibit Index begins on page 4.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 18, 2003                     ARCH COAL, INC.



                                         By: /s/ Janet L. Horgan
                                            Janet L.Horgan
                                            Assistant General Counsel
                                              and Assistant Secretary



























                               Page 3 of 4 pages.
                         Exhibit Index begins on page 4.

                                  EXHIBIT INDEX


Exhibit No.                 Description
99                         Press Release dated as of July 18, 2003


































                                    Page 4 of 4 pages.

                                                                     Exhibit 99
News from
Arch Coal, Inc.
-------------------------------------------------------------------------------
                                                        FOR FURTHER INFORMATION:

                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                   July 18, 2003

Arch Coal, Inc. Reports Second Quarter Results

Highlights:

o        Income available to common shareholders (excluding items discussed below) of $2.7 million, or $.05 per share, vs. income of $2.1 million, or $.04 per share, in 2Q02
o        Adjusted EBITDA of $54.8 million, vs. $62.7 million in 2Q02
o        Total revenues of $403.1 million, vs. $374.5 million in 2Q02
o        Coal sales of 25.7 million tons, vs. 24.9 million tons in 2Q02
o        Completion of $700 million Senior Notes offering by Arch Western subsidiary
o        Announced agreement to acquire Triton Coal Company, the seventh largest
            U.S. coal company

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today reported that for its second quarter ended June 30, 2003, the company had income available to common shareholders of $2.7 million, or $.05 per share, before special items of $4.0 million principally related to fees associated with the early extinguishment of debt and severance costs of $2.0 million associated with ongoing cost-reduction efforts at the company's eastern operations. In the same quarter of 2002, Arch had income of $2.1 million, or $.04 per share.

     "During the second quarter, sales volumes increased at both our eastern and western operations, which had a positive impact on both revenues and costs," said Steven F. Leer, Arch Coal's president and chief executive officer. (Sales volumes were 1.7 million tons higher at the company's western operations and 1.3 million tons higher at its eastern operations compared to the first quarter of 2003.) "In addition, we made good progress in our cost reduction program at our eastern mines, where we reduced costs by $1.55 per ton excluding severance costs. We will continue to pursue aggressive cost reductions across all of our operations in the year's second half. We are pleased with the trend line these efforts have established."

     For the six months ended June 30, 2003, Arch Coal had a loss available to common shareholders of $11.1 million, or $.21 per share, excluding severance costs of $2.6 million, the aforementioned charge related to the early extinguishment of debt, and a $3.7 million non-cash charge related to the cumulative effect of an accounting change resulting from the adoption of FAS
143. That compares to a loss of $5.3 million, or $.10 per share, during the same period of 2002. Total revenues for the six months were $752.7 million and coal sales totaled 48.3 million tons, vs. $742.9 million and 49.6 million tons in the comparable period of 2002. Adjusted EBITDA totaled $93.5 million for the first six months of 2003, compared to $111.8 million in the same period of 2002.

Triton acquisition

     On May 29, Arch announced that it had signed a definitive agreement to acquire Vulcan Coal Holdings LLC, which owns all of the equity of Triton Coal Company, for a purchase price of $364 million. Triton is the nation's seventh largest coal producer and the operator of two mines in Wyoming's Powder River Basin.

     "We are excited about this acquisition and its potential to create long-term value for our shareholders and substantial benefits for our customers," said Steven F. Leer, Arch Coal's president and chief executive officer. "We view Triton as an ideal fit with our existing operations in the Powder River Basin, which is the nation's largest and fastest growing coal supply region."

     Consummation of the transaction is conditioned upon obtaining all necessary governmental and regulatory consents and other customary conditions.

Senior Notes offering

     On June 25, Arch Western Finance LLC, which is a subsidiary of Arch Western Resources LLC, closed on an offering of $700 million of 6-3/4% senior notes due 2013. (Arch Western Resources is an Arch Coal subsidiary.)

     "We were pleased with the strong demand for the Arch Western notes and the favorable coupon we were able to secure," Leer said. "By capitalizing on the very low interest rate environment that prevailed at the end of June, Arch Western was able to lock in attractive rates for a period of 10 years. We believe this transaction will greatly enhance the company's financial flexibility in the years ahead."

     Arch Western used the proceeds to repay term loans expiring in 2007 and 2008 and totaling $675 million, as well as for general corporate purposes and fees and expenses related to the offering.

     Arch expects to incur after-tax charges in future periods related to interest rate swap agreements entered into in connection with the term loans discussed above, which no longer qualify as hedge instruments. The after-tax impact will be recorded in the following periods: $4.1 million in the second half of 2003; $8.3 million in 2004; $7.7 million in 2005; $4.8 million in 2006;

and $1.9 million in 2007. For the five-day period from June 25th through month end, Arch recognized $115,000 in after-tax charges related to these interest rate swap positions.

     In addition to the charges described above, the interest rate swap agreements will be marked to market against current interest rates on a quarterly basis, with changes in market value affecting Arch's results of operations for as long as these positions are in effect. As of June 30, 2003, Arch recognized a $1.0 million gain on the re-measurement of these agreements. The company cannot predict what impact future changes in market value might have on its financial position.

U.S. coal markets

     During the second quarter, U.S. coal markets continued to show signs of a rebound, despite a slow start to the summer cooling season, according to Leer.

     "Despite generally mild temperatures in May and June, coal demand strengthened modestly in the second quarter," Leer said. "Moreover, we continue to see encouraging trends in the marketplace - trends that should translate into increased coal demand and an improving pricing environment in future quarters."

     Increasing electricity demand and high natural gas prices resulted in an increase in coal consumption at U.S. power plants of 20 million tons, or 8.7%, during the first three months of 2003 compared to the same period of 2002, according to the most recent data available from the U.S. Energy Information Administration. During that same period, coal production declined by 18 million tons, or 6.5%, driven in large part by a rapidly rationalizing eastern coal market and continuing pressure on high-sulfur coal markets.

     Until recently, excess coal inventories at U.S. power plants had dampened the market's response to these broad trends, according to Leer. However, Arch estimates that utility stockpiles are currently 10% to 15% lower than at the same time last year.

     "We believe that the inventory correction that has been under way at U.S. power plants since early last year is nearing an end," Leer said. "Stockpiles now appear to be approaching the new and historically very low target levels set by our customers, who have been aggressively seeking to reduce working capital in the face of highly competitive U.S. power markets. In coming months, we expect growing electricity demand to boost customer fuel requirements, and that should provide an impetus for improving coal demand and pricing."

     Edison Electric Institute estimates that U.S. electricity requirements increased 2.4% during the first six months of 2003 vs. the same period of 2002.

     Arch continues to have significant leverage to improvements in coal prices, according to Leer. At the end of the second quarter, the company had approximately 35% of its expected 2004 production open to market-based pricing, and 50% of its 2005 production. (Arch has committed nearly all of its expected production for the remainder of 2003.)

Other developments

     The value of Arch's equity investment in Natural Resource Partners continued to grow during the quarter. In October 2002, Arch contributed reserves to NRP that had been valued on the company's balance sheet at $84.9 million. In exchange, Arch received 1.9 million common units of NRP that it sold in an initial public offering for $33.6 million; an additional 7.7 million common and subordinated units that the company continues to hold; and 42.25% of the general partner interest. At NRP's closing price of $32.74 on July 17, Arch's 7.7 million units of NRP were worth more than $250 million.

     "We continue to be pleased with the performance of Natural Resource Partners," Leer said. "The creation of this new entity has been a great vehicle for unlocking value for our shareholders."

     As previously announced, Arch agreed to terms in early April with a large customer seeking to buy out of the remaining term of an above-market contract. The buyout resulted in the receipt of approximately $52 million in cash during the quarter. Arch recorded a deferred gain of approximately $15 million related to this transaction, which will be recognized ratably through 2012.

Operating statistics


Second Quarter 2003 Regional Analysis:

                                    Eastern Operations            Western Operations                  Total
------------------------------ ----------------------------- ------------------------------ --------------------------
Tons sold (in mm)                              8.1                           17.6                        25.7
------------------------------ ----------------------------- ------------------------------ --------------------------
Sales price per ton                         $30.74                          $7.37                       $14.76
------------------------------ ----------------------------- ------------------------------ --------------------------
Cost per ton                                $31.67                          $6.55                       $14.50
------------------------------ ----------------------------- ------------------------------ --------------------------
Margin                                    $   (.93)                        $  .82                       $  .26

Note: Western operations data do not include the results of 65%-owned Canyon Fuel Company, which is accounted for on the equity method.


Capital spending and DD&A (in millions):

                                          Q2 2003                        Q2 2002                FY 2003 (projected)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Capital spending                           $21.4                          $26.4                       $160
------------------------------- ---------------------------- ---------------------------- ----------------------------
DD&A                                       $45.4                          $50.4                       $190
------------------------------- ---------------------------- ---------------------------- ----------------------------

Note: Actual and projected data on capital spending and depreciation, depletion and amortization include Arch's ownership percentage in Canyon Fuel Company.

Looking ahead

     "During the year's second half, Arch will continue to focus on reducing costs across the corporation as we seek to ensure that we are positioned to capitalize fully on a rebounding coal market, and to operate profitably during periods of market weakness," Leer said. "The trends in U.S. coal markets continue to be encouraging. U.S. coal consumption is on the rise, eastern coal production continues to rationalize, and natural gas remains prohibitively expensive for power generation. Moreover, there is a growing consensus in Washington, D.C. and within the power generation industry that coal must play a still greater role in meeting America's future electricity requirements. With our highly productive mines, experienced workforce, and extensive reserves of clean-burning, low-sulfur and compliance coal in both the eastern and western United States, Arch Coal should be well positioned to capitalize on such an environment."

     Leer indicated that Arch expected breakeven results in the third quarter of 2003, excluding mark-to-market adjustments and charges related to the termination of hedge accounting for the interest rate swap agreements discussed above. Rising interest rates could have a positive impact on the mark-to-market adjustments, and thus may offset the impact related to the termination of hedge accounting described above.

     A conference call concerning second quarter earnings will be webcast live today at 11 a.m. EDT. The conference call can be accessed via the "investor" section of the Arch Coal Web site (www.archcoal.com).

     Arch Coal is the nation's second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.

     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.

                        ARCH COAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)



                                                                        Three Months Ended               Six Months Ended
                                                                              June 30                         June 30
                                                                  ------------------------------     ---------------------------
                                                                       2003             2002             2003           2002
                                                                  ------------------------------     ---------------------------
                                                                           (Unaudited)                      (Unaudited)
Revenues
  Coal sales                                                      $   378,892       $  358,990       $  706,282      $  717,585
  Income from equity investments                                       12,191             (198)          23,301           1,070
  Other revenues                                                       11,995           15,684           23,085          24,287
                                                                  ------------      ------------     ------------    -----------
                                                                      403,078          374,476          752,668         742,942
                                                                  ------------      ------------     ------------    -----------
Costs and expenses

  Cost of coal sales                                                  372,323          340,928          705,963         688,139
  Selling, general and administrative expenses                         11,890           10,071           23,763          19,940
  Amortization of coal supply agreements                                4,526            5,374           10,320          10,488
  Other expenses                                                        4,972            5,781            9,520          13,373
                                                                  ------------      ------------     ------------    -----------
                                                                      393,711          362,154          749,566         731,940
                                                                  ------------      ------------     ------------    -----------
      Income from operations                                            9,367           12,322            3,102          11,002

Interest expense, net:
  Interest expense                                                    (11,667)         (14,356)         (23,219)        (26,358)
  Interest income                                                         493              314              826             582
                                                                   ------------      -----------      ------------    -----------
                                                                      (11,174)         (14,042)         (22,393)        (25,776)
                                                                   ------------      -----------      ------------    -----------

Other nonoperating income (expense):

  Expenses resulting from early debt extinguishment                    (4,823)               -           (4,823)              -
  Other nonoperating income                                               873                -              873               -
                                                                    ------------      -----------     ------------    -----------
                                                                       (3,950)               -           (3,950)              -
                                                                    ------------      ------------    ------------    -----------

    Loss before income taxes and cumulative effect of accounting
        change                                                         (5,757)          (1,720)         (23,241)        (14,774)
Benefit from income taxes                                              (4,300)          (3,800)          (8,600)         (9,500)
                                                                    ------------      ------------     ------------    -----------
    Income (loss) before cumulative effect of accounting change        (1,457)           2,080          (14,641)         (5,274)
Cumulative effect of accounting change, net of taxes                        -                -           (3,654)              -
                                                                    ------------      ------------     ------------    -----------
    Net income (loss)                                                  (1,457)           2,080          (18,295)         (5,274)

Preferred stock dividends                                              (1,797)               -           (2,995)              -
                                                                    ------------      ------------     ------------    -----------

    Net income (loss) available to common shareholders              $  (3,254)        $  2,080         $(21,290)       $  (5,274)
                                                                    ============      ============     ============    ===========

Basic and diluted earnings (loss) per common share                  $   (0.06)        $   0.04         $  (0.41)       $  (0.10)
                                                                    ============      ============     ============    ===========

Weighted average shares outstanding
  Basic                                                                52,418           52,377           52,401           52,367
  Diluted                                                              52,700           52,672           52,654           52,591
                                                                    ============      ============     ============    ===========

Dividends declared per common share                                 $  0.0575         $  0.0575        $   0.1150      $  0.1150
                                                                    ============      ============     ============    ===========

Adjusted EBITDA (A)                                                 $  54,779           62,658            93,518       $ 111,795
                                                                    ============      ============     ============    ===========


     (A) Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

          Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

                                                                          Three Months Ended                 Six Months Ended
                                                                                June 30                           June 30
                                                                     ----------------------------     ------------------------------
                                                                       2003             2002                 2003           2002
                                                                     -----------     ------------     --------------    ------------

     Net income (loss)                                               $ (1,457)       $   2,080        $  (18,295)          (5,274)
     Cumulative effect of accounting change                                 -                -             3,654                -
     Benefit from income taxes                                         (4,300)          (3,800)           (8,600)          (9,500)
     Interest expense, net                                             11,174           14,042            22,393           25,776
     Depreciation, depletion and amortization - Arch Coal, Inc.        39,586           43,848            79,097           86,589
     DD&A - Equity interest in Canyon Fuel Company, LLC                 5,826            6,488            11,319           14,204
     Expenses from early debt extinguishment and other nonoperating     3,950                -             3,950                -
                                                                     -----------     ------------     --------------    ------------
     Adjusted EBITDA                                                 $ 54,779        $  62,658        $   93,518        $ 111,795
                                                                     ===========     ============     ==============    ============

                        Arch Coal, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                                  June 30,                December 31,
                                                                                    2003                      2002
                                                                            --------------------    --------------------
                                                                               (Unaudited)
Assets
  Current assets
    Cash and cash equivalents                                               $       108,779         $        9,557
    Trade receivables                                                               131,123                135,903
    Other receivables                                                                29,344                 30,927
    Inventories                                                                      69,434                 66,799
    Prepaid royalties                                                                 4,916                  4,971
    Deferred income taxes                                                            27,775                 27,775
    Other                                                                            12,612                 15,781
                                                                            ---------------------   --------------------
                              Total current assets                                  383,983                291,713
                                                                            ---------------------   --------------------

  Property, plant and equipment, net                                              1,319,251              1,284,968
                                                                            ---------------------   --------------------

  Other assets
    Prepaid royalties                                                                67,078                 51,078
    Coal supply agreements                                                           12,700                 59,240
    Deferred income taxes                                                           235,958                221,116
    Equity investments                                                              230,092                231,551
    Other                                                                            52,160                 43,142
                                                                            ---------------------   ---------------------
                                                                                    597,988                606,127
                                                                            ---------------------   ---------------------
                              Total assets                                  $     2,301,222         $    2,182,808
                                                                            =====================   =====================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                                        $        95,427         $      113,527
    Accrued expenses                                                                146,025                133,287
    Current portion of debt                                                             106                  7,100
                                                                            ---------------------   ----------------------
                              Total current liabilities                             241,558                253,914
  Long-term debt                                                                    700,062                740,242
  Accrued postretirement benefits other than pension                                337,483                324,539
  Asset retirement obligations                                                      144,990                117,804
  Accrued workers' compensation                                                      80,261                 80,985
  Other noncurrent liabilities                                                      154,523                130,461
                                                                            ---------------------   ----------------------
                              Total liabilities                                   1,658,877              1,647,945
                                                                            ---------------------   ----------------------
  Stockholders' equity
    Preferred stock                                                                      29                      -
    Common stock                                                                        529                    527
    Paid-in capital                                                                 976,350                835,763
    Retained deficit                                                               (281,266)              (253,943)
    Treasury stock, at cost                                                          (5,047)                (5,047)
    Accumulated other comprehensive loss                                            (48,250)               (42,437)
                                                                            ---------------------   ----------------------
                              Total stockholders' equity                            642,345                534,863
                                                                            ---------------------   ----------------------
                              Total liabilities and stockholders' equity    $     2,301,222         $    2,182,808
                                                                            =====================   ======================

NOTE: Certain amounts in the December 31, 2002 balance sheet have been reclassified to conform with the classifications in the 2003 balance sheet with no effect on previously reported stockholders' equity.

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                        Arch Coal, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                                 (in thousands)



                                                                                    Six Months Ended
                                                                                        June 30,
                                                                      ---------------------------------------------
                                                                           2003                          2002
                                                                      ---------------               ---------------
                                                                                     (Unaudited)
Operating activities
Net loss                                                              $   (18,295)                  $    (5,274)
Adjustments to reconcile to cash
     provided by operating activities:
  Depreciation, depletion and amortization                                 79,097                        86,589
  Prepaid royalties expensed                                                7,259                         3,674
  Accretion on asset retirement obligations                                 7,204                             -
  Net gain on disposition of assets                                        (1,688)                         (607)
  Income from equity investments                                          (23,301)                       (1,070)
  Net distributions from equity investments                                23,622                        17,778
  Cumulative effect of accounting change                                    3,654                             -
  Expenses resulting from early debt extinguishment                         4,823                             -
  Changes in:
      Receivables                                                           6,363                         3,971
      Inventories                                                          (2,635)                      (15,951)
      Accounts payable and accrued expenses                               (21,556)                       13,898
      Income taxes                                                         (8,668)                       (9,640)
      Accrued postretirement benefits other than pension                   12,944                        (2,527)
      Asset retirement obligations                                         (7,592)                        3,796
      Accrued workers' compensation benefits                                 (724)                        3,863
      Other                                                                 4,326                        (1,029)
                                                                      ---------------               ---------------

    Cash provided by operating activities                                  64,833                        97,471
                                                                      ---------------               ---------------

Investing activities
Additions to property, plant and equipment                                (66,941)                      (96,089)
Proceeds from dispositions of property, plant and equipment                 1,839                         2,162
Proceeds from coal supply agreements                                       52,548                             -
Additions to prepaid royalties                                            (23,204)                      (20,037)
                                                                      ---------------               ---------------

    Cash used in investing activities                                     (35,758)                     (113,964)
                                                                      ---------------               ---------------

Financing activities
Net (payments on) proceeds from revolver and lines of credit              (72,174)                       23,283
Payments on term loans                                                   (675,000)                            -
Proceeds from issuance of senior notes                                    700,000                             -
Debt financing costs                                                      (15,468)                       (8,127)
Proceeds from sale and leaseback of equipment                                   -                         9,213
Reductions of obligations under capital lease                                   -                        (7,691)
Dividends paid                                                             (7,829)                       (6,021)
Proceeds from issuance of preferred stock                                  139,024                            -
Proceeds from sale of common stock                                           1,594                          289
                                                                      ---------------               ---------------

    Cash provided by financing activities                                   70,147                       10,946
                                                                      ---------------               ---------------

Increase (decrease) in cash and cash equivalents                            99,222                       (5,547)
Cash and cash equivalents, beginning of period                               9,557                        6,890
                                                                      ---------------               ---------------

Cash and cash equivalents, end of period                              $    108,779                  $     1,343
                                                                      ===============               ===============


Canyon Fuel Company cash flow information (Arch Coal ownership percentage)
  Depreciation, depletion and amortization                                  11,319                       14,204
  Additions to property, plant and equipment                                (5,164)                      (5,021)







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